EXHIBIT 1

AGREEMENT

The persons below hereby agree that the Schedule 13G to which this agreement is attached as an exhibit, as well as all future amendments to such Schedule 13G, shall be filed on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934.

Date: March 1, 2024

GP CASH MANAGEMENT LTD.

By:	/s/ Rodrigo Boscolo
Name:	Rodrigo Boscolo
Title:	Legal Representative

By:	/s/ Antonio Bonchristiano
Name:	Antonio Bonchristiano
Title:	Legal Representative

GP INVESTMENTS, LTD.

By:	/s/ Rodrigo Boscolo
Name:	Rodrigo Boscolo
Title:	Legal Representative

By:	/s/ Antonio Bonchristiano
Name:	Antonio Bonchristiano
Title:	Legal Representative